UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 2, 2014

LILIS ENERGY, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-35330	74-3231613
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1900 Grant Street, Suite #720
Denver, CO	80203
(Address of Principal Executive Offices)	(Zip Code)

(303) 951-7920

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 2, 2014, Lilis Energy, Inc. (the “Company”) entered into a Consulting Agreement (the “Consulting Agreement”) with Bristol Capital, LLC (“Bristol”). Pursuant to the Consulting Agreement, Bristol will assist the Company in general corporate activities including but not limited to strategic planning; management and business operations; introductions to further its business goals; provide advice and services related to the Company’s growth initiatives; and any other consulting or advisory services which the Company reasonably requests that Consultant provide to the Company. The Consulting Agreement has a term of three years.

In connection with the Consulting Agreement and as compensation for the services to be provided by Bristol thereunder, the Company has issued to Bristol a warrant to purchase up to 1,000,000 shares of the Company’s common stock at an exercise price of $2.00 per share (the “Warrant”). In addition, the Company has issued to Bristol an option to purchase up to 1,000,000 shares of the Company’s common stock at an exercise price of $2.00 per share (the “Option”). The Option is intended as an alternative to the Warrant, and will automatically terminate upon and to the extent the Warrant is exercised. Likewise, if and to the extent the Option is exercised, the Warrant will terminate. If the Company has not registered the common stock underlying the Warrants within six months following the execution of the Consulting Agreement, Bristol may elect to terminate the Warrant and retain the Option, or to terminate the Option and retain the Warrant, but in either case may only retain either the Warrant or the Option. In no event will Bristol have the right to exercise, in whole or in part, the Warrant and/or Option for a number of shares in excess of 1,000,000. Each of the Warrant and the Option (whichever ultimately remains outstanding) has a term of five years.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 8, 2014	LILIS ENERGY, INC.

	By:	/s/ Abraham Mirman
Chief Executive Officer